Exhibit 5.2

CLEARY GOTTLIEB STEEN & HAMILTON LLP

AMERICAS		EUROPE & MIDDLE EAST

NEW YORK	One Liberty Plaza	ABU DHABI

SAN FRANCISCO	New York, NY 10006-1470	BRUSSELS

SÃO PAULO	T: +1 212 225 2000	COLOGNE

SILICON VALLEY	T: +1 212 225 3999	FRANKFURT

WASHINGTON, D.C.	clearygottlieb.com	LONDON

ASIA		MILAN

BEIJING		PARIS
D: +1 212 225 2650
HONG KONG		ROME
cbrod@cgsh.com
SEOUL
May 21, 2025
Elbit Systems Ltd.
Advanced Technology Center, P.O. Box 539
Haifa 3100401
Israel
Ladies and Gentlemen:
We have acted as special United States counsel to Elbit Systems Ltd., a corporation domiciled and incorporated in Israel in accordance with the Israeli Companies Law 5759-1999, as amended (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form F-3 (the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of (i) ordinary shares of the Company, par value of 1 New Israeli Shekel (the “Ordinary Shares”), (ii) warrants to purchase other securities, property or assets or other warrants of the Company (the “Warrants”), (iii) senior or subordinated debt securities of the Company (which may be convertible into or exchangeable for other securities of the Company) (the “Debt Securities”), (iv) guarantees of debt securities (including those of subsidiaries) (the “Guarantees”), (v) contracts for the purchase of Ordinary Shares (the “Purchase Contracts”), and (iv) units, each consisting of one or more Ordinary Shares, Warrants, Debt Securities, Guarantees, Purchase Contracts or any combination thereof (the “Units” and, together with the Ordinary Shares, Warrants, Debt Securities, Guarantees and Purchase Contracts, the “Offered Securities”). The Offered Securities may be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act, at offering prices to be determined from time to time.
The Warrants may be issued from time to time under one or more warrant agreements (each, a “Warrant Agreement”) to be entered into by the Company and the warrant agent to be named therein. The Debt Securities may be issued from time to time pursuant to one or more indentures (each such indenture, an “Indenture”) to be entered into by the Company and the trustee to be named therein. The Guarantees may be issued from time to time pursuant to one or more Guarantees to be issued by the Company. The Purchase Contracts may be issued from time
Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the location listed above.

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to time under one or more purchase contract agreements (each such purchase contract agreement, a “Purchase Contract Agreement”) to be entered into by the Company and the purchase contract agent to be named therein. The Units may be issued from time to time under one or more unit agreements (each such unit agreement, a “Unit Agreement”) to be entered into by the Company and the unit agent to be named therein.
In arriving at the opinions expressed below, we have reviewed the following documents:
(a)the Registration Statement and the documents incorporated by reference therein; and
(b)copies of the Company’s Restated Memorandum of Association and Restated Articles of Association, certified by the corporate secretary of the Company.
In addition, we have reviewed originals or copies certified or otherwise identified to our satisfaction of such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Ordinary Shares will conform to the forms thereof that we have reviewed.
Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:
1.The Warrants to be issued under the Warrant Agreement, when issued by the Company in the manner contemplated in the Registration Statement and upon due execution and delivery of the Warrants in accordance with the terms of the Warrant Agreement, will be valid, binding and enforceable obligations of the Company.
2.The Debt Securities to be issued under the Indenture, when issued by the Company in the manner contemplated in the Registration Statement and upon due execution and delivery of the Debt Securities in accordance with the terms of the Indenture, will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.
3.The Guarantees to be issued, when issued by the Company in the manner contemplated in the Registration Statement and upon due execution and delivery of the Guarantees in accordance with the terms of the Guarantees, will be valid, binding and enforceable obligations of the Company.
4.The Purchase Contracts to be issued, when issued by the Company in the manner contemplated in the Registration Statement and upon due execution and delivery of the Purchase Contracts in accordance with the terms of the Purchase Contract Agreement, will be valid, binding and enforceable obligations of the Company.
5.The Units to be issued, when issued by the Company in the manner contemplated in the Registration Statement and upon due execution and delivery of the Units in accordance

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with the terms of the Unit Agreement, will be valid, binding and enforceable obligations of the Company.
Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Offered Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.
In rendering the opinion expressed in numbered paragraphs 2 and 3 above, we have further assumed that each series of Debt Securities will be issued with an original aggregate principal amount (or, in the case of any Debt Securities issued at original issue discount, an aggregate issue price) of $2,500,000 or more (or a foreign currency equivalent of $2,500,000 or more).
In rendering the opinions expressed above, we have further assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement; (iii) prior to the issuance of the Offered Securities, the Company will authorize the offering and issuance of the Offered Securities and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and, in the case of the Debt Securities, to the terms of the applicable Indenture, such Indenture having been duly executed and delivered by the trustee under such Indenture and qualified under the Trust Indenture Act of 1939, as amended, and will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iv) prior to the issuance of the Offered Securities, the Company will have duly authorized, executed and delivered any applicable Indenture, Warrant Agreement, Guarantee, Purchase Contract Agreement, Unit Agreement, or other agreement necessary with respect to or governing the Offered Securities or contemplated by such Offered Securities or the Registration Statement, and will take any other appropriate additional corporate action; (v) the Offered Securities and any agreements governing or receipts evidencing the Offered Securities will be governed by New York law (including any Warrant Agreement, Indenture, Guarantee, Purchase Contract Agreement or Unit Agreement); (vi) the Offered Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Offered Securities and any agreement governing those Offered Securities and in the manner contemplated by the Registration Statement; (vii) the Offered Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto; and (viii) if issued in certificated form, certificates representing the Offered Securities will be duly

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executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned, and if issued in book-entry form, the Offered Securities will be duly registered to the extent required by any applicable agreement.
We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Offered Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.
We express no opinion regarding any Ordinary Shares that may be underlying or received upon exercise of any Warrants, underlying or received upon conversion or exchange of any Debt Securities, underlying or received upon exercise of any Purchase Contracts or included in the Units referred to in paragraphs 1, 2, 4 and 5 above, respectively.
We note that any designation in the Offered Securities or any applicable agreement governing those Offered Securities of the U.S. federal courts sitting in The City of New York as the venue for actions or proceedings relating to such Offered Securities is (notwithstanding any waiver thereof) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such an action or proceeding.
With respect to any Offered Securities that may be issued in a currency other than U.S. dollars, we note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at a rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order the conversion of the judgment into U.S. dollars. In addition, to the extent that any Offered Securities or applicable agreement governing those Offered Securities includes a provision relating to indemnification against any loss in obtaining currency due from a court judgment in another currency, we express no opinion as to the enforceability of such provision.
The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

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We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” as counsel for the Company who have passed on the validity of the Warrants, Debt Securities, Guarantees, Purchase Contracts and Units being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Craig B. Brod
Craig B. Brod, a Partner